Exhibit 10.1

CONTRIBUTION AGREEMENT

dated as of June 26, 2008

by and among

AKSHAR LIMITED LIABILITY COMPANY,

as Contributor,

and

HERSHA HOSPITALITY LIMITED PARTNERSHIP

as OP,

IN CONNECTION WITH THE CONTRIBUTION OF
PROPERTY KNOWN AS THE HOLIDAY INN EXPRESS LOCATED AT
5001 MERCEDES BOULEVARD, CAMP SPRINGS, MARYLAND  20746

THIS CONTRIBUTION AGREEMENT, dated as of June 26, 2008 (the "Agreement"), is made by and between Akshar Limited Liability Company, a Maryland limited Liability Company (the "Contributor"), Hersha Camp Springs Associates, LLC, a Maryland limited liability company (the "Property Partnership"), Hersha Hospitality Limited Partnership, a Virginia limited partnership (the "OP") and Hersha Hospitality Trust, a Maryland real estate investment trust (the "REIT"), and provides:

WHEREAS, the Property Partnership is a directly and indirectly wholly-owned subsidiary of the OP that is a disregarded entity for federal tax purposes, and the Contributor intends to contribute the Property to the capital of the OP in exchange for cash, assumption or payoff of indebtedness and issuance of units of limited partnership interest in the OP; and

WHEREAS, the Property Partnership shall receive the Property pursuant to this Agreement at the direction of the OP, and all actions of the Property Partnership shall be deemed to be actions of the OP acting through the Property Partnership as a vehicle for the holding title to the Property.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1           Definitions.   The following terms shall have the indicated meanings:

"Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or limited liability company action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

"Apportionment Date" shall mean the day immediately preceding the Closing Date.

"Articles of Organization" shall mean the Articles of Organization of the Contributor filed with the Secretary of State of the State of Maryland and attached hereto as Exhibit F.

                "Assignment and Assumption" shall mean the Assignment and Assumption of Contracts by and between Contributor and OP, dated of even date herewith.

"Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

"Closing" shall mean the Closing of the contribution and acquisition of the Property pursuant to this Agreement.

"Closing Date" shall mean the date on which the Closing occurs, which shall occur within thirty (30) days after the expiration of the Study Period.

"Consideration" shall mean the value of Thirteen Million Nine Hundred Seventy Thousand Dollars and 00/100 ($13,970,000.00), which amount includes the payoff of the Existing Loan, payable in cash and LP Units to the Contributor at Closing in the manner described in Section 2.3.

"Continuing Liabilities" shall include liabilities arising under Operating Contracts, Leases, equipment leases, loan agreements, or proration credits at Closing, but shall exclude any liabilities arising from any other arrangement, agreement or pending litigation.

"Contributor Operating Agreement" shall mean the current operating agreement of the Contributor, attached hereto as Exhibit G.

"Escrow Agent" shall mean Chesapeake Title Company, 100 West Road, # 215, Towson, MD  21204, Phone:  (410) 321-6316.

"Existing Loan" shall mean that certain loan secured by the Existing Mortgage and other loan documents dated as of September 26, 2007, from Manufacturers and Traders Trust Company, a New York banking corporation, to the Contributor, in the original principal amount of Eight Million Two Hundred Fifty Thousand Dollars and No/100 ($8,250,000.00).

"FIRPTA Certificate" shall mean the affidavit of the Contributor under Section 1445 of the Internal Revenue Code certifying that such Contributor is not a foreign corporation, foreign partnership, foreign limited liability company, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the OP.

"Governmental Body" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

"Hotel" shall mean the hotel and related amenities located on the Land.

"Improvements" shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

"Insurance Policies" shall mean those certain policies of insurance described on Exhibit B attached hereto.

"Intangible Personal Property" shall mean all intangible personal property owned or possessed by the Contributor and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use any trade names and all variations thereof under which the Hotel operates, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the real property and the personal property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger as hereinafter defined, excluding (a) any of the aforesaid rights the OP elects not to acquire, and (b)  accounts receivable except for the above described share of the Tray Ledger.

"Inventory" shall mean all inventory located at the Hotel, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.

"Joinder" shall have the meaning set forth in Section 2.3(d).

"Knowledge" shall mean the actual knowledge of the Contributor that it would have had after making reasonable investigation.

 "Land" shall mean that certain parcel of real estate lying and being in the County of Prince Georges, State of Maryland located at 5001 Mercedes Boulevard, Camp Springs, Maryland 20746, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges and appurtenances thereunto belonging or in any way appertaining, and all of the leasehold, interest, estate, right, title, interest, claim or demand whatsoever of the Contributor therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

"Leases" shall mean those leases of real property listed on Exhibit C attached hereto.

"LP Units" shall mean limited partnership units of the OP.

"Manager" shall mean Hersha Hospitality Management, LP, a Pennsylvania limited partnership.

"Members" shall mean all of the members of the Contributor as of the date hereof and as listed in the Contributor Operating Agreement (attached hereto as Exhibit G).

"Operating Contracts" shall mean the management agreements, service contracts, supply contracts, leases (other than the Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property.

"Owner's Title Policy" shall mean an owner's policy of title insurance issued to the Property Partnership by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures the OP's and Property Partnership's ownership of title to the fee interest in the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions.  The Owner's Title Policy shall insure the OP and Property Partnership in the amount of the Consideration and shall be acceptable in form and substance to the OP.  The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on a survey provided by the Contributor to the OP.

"Permitted Title Exceptions" shall mean those exceptions to title to the Real Property that are satisfactory to the OP as determined pursuant to Section 2.2.

"Property" shall mean collectively the Land, Improvements, the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property, consisting of all the property utilized for the operation of the Hotel.

"Real Property" shall mean the Land and the Improvements.

"Reservation System" shall mean the Contributor's reservation terminal and reservation system equipment and software, if any.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Study Period" shall mean the period commencing as of the date of the Letter of Intent between the parties, and continuing through June 23, 2008.

"Tangible Personal Property" shall mean the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Contributor.

"Title Commitment" shall mean the commitment by the Title Company to issue the Owner's Title Policy.

"Title Company" shall mean Chesapeake Title Company, 100 West Road, # 215, Towson, MD  21204, Phone:  (410) 321-6316.

"Tray Ledger" shall mean the final night's room revenue (revenue from rooms occupied as of 11:59:59 p.m. on the Apportionment Date, inclusive of food, beverage, telephone and similar charges), net of any sales taxes, room taxes or other taxes thereon.

"Utilities" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

1.2           Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)           Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)          All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)           Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)           Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

CONTRIBUTION AND ACQUISITION; STUDY PERIOD;
PAYMENT OF CONSIDERATION

2.1           Contribution and Acquisition.  The Contributor agrees to contribute, assign and transfer the Property to the OP as a capital contribution to the OP and the OP agrees to accept the Property in exchange for the Consideration and in accordance with the other terms and conditions set forth herein.

2.2           Study Period.  (a)  The OP shall have the right, until the end of the Study Period, to enter upon the Real Property and to perform, at the OP's expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the OP may deem appropriate.  If such tests, studies and investigations warrant, in the OP's sole, absolute and unreviewable discretion, the transfer of the Property for the purposes contemplated by the OP, then the OP may elect to proceed to Closing and shall so notify the Contributor prior to the expiration of the Study Period.  If for any reason the OP does not so notify the Contributor of its determination to proceed to Closing prior to the expiration of the Study Period, or if the OP notifies the Contributor, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, and the OP shall be released from any further liability or obligation under this Agreement.

(b)           During the Study Period, the Contributor shall make available to the OP, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and other related materials or information if any, relating to the Property which are in, or come into, the Contributor's possession or control.

(c)           The OP hereby indemnifies and defends the Contributor against any loss, damage or claim arising from entry upon the Real Property by the OP or any agents, contractors or employees of the OP.  The OP, at its own expense, shall restore any damage to the Real Property caused by any of the tests or studies made by the OP.

(d)           During the Study Period, the OP, at its expense, may cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, may notify the Contributor of any defects in title shown by such examination that the OP is unwilling to accept.  The Contributor shall notify the OP whether the Contributor is willing to cure such defects and to proceed to Closing.  Contributor may cure, but shall not be obligated to cure such defects.  If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Contributor, at its option, shall either pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing.  If the Contributor is unwilling or unable to cure any such defects by Closing, the OP shall elect (1) to waive such defects and proceed to Closing without any abatement in the Consideration or (2) to terminate this Agreement.  The Contributor shall not, after the date of this Agreement, subject the Property to and shall take all reasonable best efforts to prevent the Property from being subjected to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the OP's prior written consent.  All title matters revealed by the OP's title examination and not objected to by the OP as provided above shall be deemed Permitted Title Exceptions.  If OP shall fail to examine title and notify the Contributor of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

2.3           Payment of the Consideration. In consideration of the payment of the Consideration by the OP to the Contributor, the Contributor agrees to contribute, assign and transfer the Property to the Property Partnership for the benefit of the OP in accordance with the terms and conditions set forth in this Agreement as a contribution to the capital of the OP pursuant to Section 721 of the Internal Revenue Code of 1986, as amended and the OP shall pay the Consideration to the Contributor in the following manner:

(a)       The total Consideration for the contribution by the Contributor of the Property, which the OP and the Property Partnership agree to pay to the Contributor and which  the Contributor agrees to accept for the contribution of the Property is Thirteen Million Nine Hundred Seventy Thousand Dollars and No/100 ($13,970,000.00), which amount includes the payoff of the Existing Loan, payable in cash and LP Units, with the price of such LP Units to be determined on the Closing Date, subject to the prorations and adjustments described herein.  Contributor shall be restricted from converting or selling any such LP Units for a period of one (1) year from the Closing Date.  Any adjustments and prorations to be made pursuant to the terms of this Agreement shall be paid by wire transfer of immediately available funds to an account specified by the party due to receive same.  The Consideration shall consist of the following:

(i)            On the Closing Date, the Contributor will receive a cash distribution (the "Cash Amount") from OP to reimburse Contributor for pre-formation expenditures in accordance with Treasury Regulation Section 1.707-4(b) in the amount of $866,000.00;

(ii)           The "Loan Amount" which shall be the amount of the payoff for the Existing Loan, if not assumed by the Property Partnership; and

(iii)          The LP Units which shall consist of units of limited partnership interest in the OP with a value equal to Thirteen Million Nine Hundred Seventy Thousand Dollars and No/100 ($13,970,000.00) less the Cash Amount, and less the Loan Amount; and which shall be subject to the payment schedule, the prorations and adjustments described herein and payable as set forth herein, provided, however, that all holdbacks, deductions, prorations and any other adjustments or costs affecting the total Consideration shall be paid from or added to the Cash Amount.  For purposes hereof, the "Value" of the LP Units shall be deemed to be equal to the Value, based upon a twenty (20)-day volume weighted average price, of the REIT Shares (as defined in the OP's Limited Partnership Agreement, hereinafter defined) into which the LP Units would be convertible if converted at a one-to-one conversion ratio on the date of this Agreement.

(b)           Consideration Contingency/Earn-Out.  The OP, in its sole discretion, shall determine the valuation of the Hotel on December 31, 2010.  This valuation of the Hotel shall be computed by applying a nine percent (9.0%) capitalization rate to the audited trailing twelve (12) months net operating income, adjusted for the revenue management fee, and a four percent (4.0%) of revenue furniture, fixture and equipment reserve, property taxes and license fees, and costs of property insurance (the "Valuation").  If the then current Valuation of the Hotel exceeds the total Consideration (in the amount of Thirteen Million Nine Hundred Seventy Thousand Dollars and No/100 ($13,970,000.00)) as paid by the OP hereunder, the OP will pay in the lawful money of the United States equal to the difference between the then current Valuation and the Consideration paid hereunder (the "Earn-Out Payment"), but in no event shall such Earn-Out Payment exceed One Million Nine Hundred and Five Thousand Dollars and No/100 ($1,905,000.00) for the Hotel.

(c)           Notwithstanding the foregoing, no LP Units shall be issued by the OP, and following such issuance no LP Units shall be transferred by Contributor to, any person or entity that is not an accredited investor within the meaning of Regulation D promulgated by the United States Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and to the extent any such non-accredited person or entity is entitled to receive any portion of the Consideration, such portion shall be paid in cash rather than LP Units and the number of LP Units issuable in payment of the Consideration shall be reduced accordingly.  The Contributor agrees to take such actions as OP may reasonably request in order to assure that the issuance of any LP Units pursuant to this Agreement complies with the requirements of the Securities Act and Regulation D promulgated thereunder.  Except as otherwise expressly set forth in this Agreement, the Contributor acknowledges and agrees that once the Closing occurs, the Contributor shall no longer hold any right, title or interest in the Property (except through its ownership of OP). Contributor hereby directs OP to pay, issue and distribute (as applicable) the Consideration on the Closing Date to the Contributor in such amounts set forth in this Agreement. The Contributor acknowledges that any certificates evidencing the LP Units will bear appropriate legends indicating (i) that the LP Units have not been registered under the Securities Act, and (ii) that OP's Amended and Restated Limited Partnership Agreement (the "OP's Limited Partnership Agreement", attached hereto as Exhibit I) restricts the transfer of the LP Units.  The Contributor shall upon receipt of the LP Units at Closing become a limited partner of OP by executing the form of joinder (the "Joinder", attached hereto as Exhibit H) to the OP's Limited Partnership Agreement and deliver the executed Joinder at closing pursuant to the terms of Section 6.2 hereof; provided, however, that if the Contributor is presently a limited partner of the OP, it shall not be required to execute and deliver the Joinder.  By executing and delivering the Joinder in accordance with the terms hereof, the Contributor acknowledges that it will be bound by the terms and provisions of the OP's Limited Partnership Agreement.

ARTICLE III

CONTRIBUTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the OP to enter into this Agreement and to accept the Property, Contributor hereby makes the following representations, warranties and covenants, upon which Contributor acknowledges and agrees that the OP is entitled to rely and has relied:

3.1           Identity and Power.

The Contributor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland and has all requisite powers necessary to carry on its business as now conducted, and to own and operate the Property.

3.2           Authorization, No Violations and Notices.

(a)           Neither the execution, delivery, or performance by the Contributor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Contributor with any of the provisions hereof, will:

(i)           violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or other assets of the Contributor, under any of the terms, conditions, or provisions of, the Articles of Organization, the Contributor Operating Agreement or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which the Contributor is a party, or by which the Contributor  may be bound, or to which the Contributor or its properties or assets may be subject; or

(ii)          violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Contributor or any of the Contributor's properties or assets.

(b)           Except under the Existing Loan, no party has any interest in the Property and no party has any interest in the Contributor, or any portion thereof, or the right or option to acquire any interest in the Contributor or the Property or any portion thereof.  The Contributor has no subsidiaries.

(c)           The Contributor has conducted no business other than the ownership and operation of the Property.

3.3           Litigation with respect to Contributor.  Except as set forth on Exhibit E, there is no action, suit, claim or proceeding pending or, to the Contributor's Knowledge, threatened against or affecting the Contributor or its assets in any court, before any arbitrator or before or by any governmental body or other regulatory authority (i) that would materially adversely affect the Contributor or the Property, (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the transactions contemplated hereby, or (iii) would delay the consummation of any of the transactions contemplated hereby.  The Contributor is not subject to any judgment, decree, injunction, rule or order of any court relating to the Contributor's participation in the transactions contemplated by this Agreement.

3.4           Title to the Property.

Except for liens disclosed by Contributor to OP, the Property is, on the date hereof, and will be on the Closing Date, free and clear of all liens and encumbrances,  has good, marketable title thereto and the right to convey same.  The Contributor is the fee owner of the Real Property and the sole owner of the Property.  As of the Closing Date, the Property Partnership will own the Real Property in fee simple and the Property.

Title to the Real Property as delivered to the OP and the Property Partnership shall be good and marketable legal and equitable title, free and clear of all liens, restrictions, easements, encumbrances, leases (except the Leases), tenancies and other title objections, except the Permitted Title Exceptions.  Title to the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property shall be good and marketable and free and clear of all liens, security interests and other encumbrances.

3.5           Bankruptcy.  No Act of Bankruptcy has occurred with respect to the Contributor or the Property.

3.6           Brokerage Commission.  The Contributor has not engaged the services of, nor is it or will it or OP become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein on account of any action by the Contributor.

3.7           Liabilities, Debts and Obligations.  Except for the Continuing Liabilities and any other liabilities disclosed by Contributor to the OP, the Contributor has no liabilities, debts or obligations.

3.8           Tax Matters.

(a)           Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as "sell," "sale," purchase," and "pay," the parties hereto acknowledge and agree that it is its intent that the transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended, as the contribution of the Property by the Contributor to the OP in exchange for the Consideration, and not as a transaction in which Contributor is acting other than in the capacity as a prospective partner in the OP.

(b)           The Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the Property to the OP and the receipt of the Consideration therefor, (ii) the Contributor's admission as a limited partner of the OP, and (iii) any other transaction contemplated by this Agreement.  The Contributor further represents and warrants that it has not relied on the OP or the OP's representatives or counsel for such tax advice.

(c)           The Contributor has filed within the time and in the manner prescribed by law all federal, state, and local tax returns and reports, including but not limited to income, gross receipts, intangible, real property, excise, withholding, franchise, sales, use, employment, personal property, and other tax returns and reports, required to be filed with respect to the Contributor and the Property under the laws of the United States and of each state or other jurisdiction in which the Contributor conducts business activities requiring the filing of tax returns or reports.  All tax returns and reports filed by the Contributor are true and correct in all material respects.  The Contributor has paid in full all taxes of whatever kind or nature for the periods covered by such returns.  The Contributor has not been delinquent in the payment of any tax, assessment, or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed, threatened, or proposed against it.  The charges, accruals, and reserves for unpaid taxes on the books and records of the Contributor as of the Closing Date are sufficient in all respects for the payment of all unpaid federal, state, and local taxes of Contributor accrued for or applicable to all periods ended on or before the Closing Date.  There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against the Contributor or any of its assets.  The federal, state, and local tax returns of the Contributor have not been audited, nor has the Contributor received any notice of any federal, state, or local audit.  The Contributor has not obtained or received any extension of time (beyond the Closing Date) for the assessment of deficiencies for any years or waived or extended the statute of limitations for the determination or collection of any tax.  To the Contributor's Knowledge, no unassessed tax deficiency is proposed or threatened against the Property.

(d)           All taxes, including real property taxes and rental taxes or the equivalent, and all interest and penalties due thereon, required to be paid or collected by the Contributor in connection with the operation of the Property as of the Closing Date will have been collected and/or paid to the appropriate governmental authorities, as required or such amounts shall be pro-rated as of the Closing Date.  The Contributor shall file, all necessary returns and petitions required to be filed through the Closing Date.

3.9           Contracts and Agreements.  With respect to the Property, there is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease or other contract to which the Contributor is a party or by which its assets are bound other than the Permitted Title Exceptions, the Leases, and the Operating Contracts.

3.10         No Special Taxes.  The Contributor has no Knowledge of, nor has it received any written notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.11         Compliance with Existing Laws.  The Contributor possesses all Authorizations, each of which is valid and in full force and effect, and, to Contributor's Knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated.  The Contributor has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Contributor has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in its termination, suspension, modification or limitation.  The Contributor has no Knowledge, nor has it received written notice within the past three (3) years, of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

3.12         Operating Contracts.  The Contributor has performed all of the obligations under each of the Operating Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Contracts.  Without the prior written consent of the OP, which consent will not be unreasonably withheld or delayed, the Contributor shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Contributor enter into any agreements modifying the Operating Contracts.

3.13         Warranties and Guaranties.  The Contributor shall not release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of the OP, which consent shall not be unreasonably withheld or delayed.  A complete list of all such warranties and guaranties in effect as of the date of this Agreement is attached hereto as Exhibit D.

3.14         Insurance.  All of the Contributor's Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and the Contributor shall pay all future premiums for such policies (and any replacements thereof) on or before the due date therefor.  The Contributor shall pay all premiums on, and shall not cancel or allow to expire, any of its Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

3.15         Condemnation Proceedings; Roadways.  The Contributor has not received written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof.  The Contributor has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.16         Labor Disputes and Agreements.  There are not currently any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof.   The Contributor is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property.  The OP will not be obligated to give or pay any amount to any employee of the Contributor and the OP shall not have any liability under any pension or profit sharing plan that the Contributor  may have established with respect to the Property or its employees.

3.17         Financial Information.  To the Contributor's Knowledge, except as otherwise disclosed in writing to the OP prior to the end of the Study Period, for each of the Contributor's accounting years, when a given year is taken as a whole, all of the Contributor's financial information previously delivered or to be delivered to the OP is and shall be correct and complete in all material respects and presents accurately the financial condition of the Contributor and results of the operations of the Property for the periods indicated, except that such statements do not have footnotes or schedules that may otherwise be required by GAAP.  If requested by the OP, the Contributor shall deliver promptly all four-week period ending financial information available to the Contributor and the Hotel.  The Contributor's financial information is prepared based on books and records maintained by the Contributor in accordance with the Contributor's accounting system.  The Contributor's financial information has been provided to the OP without any changes or alteration thereto.  To the best of Contributor's Knowledge, since the date of the last financial statement included in the Contributor's financial information, there has been no material adverse change in the financial condition or in the operations of the Property.

3.18        Organizational Documents.  The Articles of Organization and the Contributor Operating Agreement, are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.19        Operation of Property.  The Contributor covenants that between the date hereof and the Closing Date, Contributor shall (a) operate the Property only in the usual, regular and ordinary manner consistent with the Contributor's prior practice, (b) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use all reasonable efforts to preserve intact the present business organization, keep available the services of the present officers and employees and preserve its relationships with suppliers and others having business dealings with it.  The Contributor shall continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Contributor did prior to the execution of this Agreement.  Except as otherwise permitted hereby, from the date hereof until Closing, the Contributor shall use its good faith efforts not to take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the OP's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which Contributor has operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

3.20         Hazardous Substances.  Except for matters in the Contributor's or OP's audits, Contributor has no Knowledge:  (a) of the presence of any Hazardous Substances (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Contributor has no Knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, "Hazardous Substances" shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either:  (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos).  Notwithstanding anything to the contrary contained herein Contributor shall have no liability to OP for any Hazardous Substances of which Contributor has no Knowledge.

3.21         Room Furnishings.  All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental is furnished in accordance with commercially reasonable standards for the Hotel and room type.

3.22         Independent Audit.  Contributor shall provide access by OP's representatives, to all financial and other information relating to the Property and the Contributor.

3.23         Bulk Sale Compliance.  Contributor shall indemnify OP against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.

3.24         Sufficiency of Certain Items.  The Property contains not less than:

(a)           a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished; and

(b)           a sufficient amount of towels, washcloths and bed linens, so that there are three (3) sets of towels, washcloths and linens for each guest room (one on the beds, one on the shelves, and one in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotel.

3.25         Leases.  True, complete copies of the Leases, are attached as Exhibit C hereto.  The Leases are, and will at Closing be, in full force and effect and the Contributor is not in default and the Contributor shall make good faith efforts for itself not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time).

3.26         Noncontravention.  The execution and delivery of, and the performance by the Contributor of its obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Contributor, or result in the creation of any lien or other encumbrance on any asset of the Contributor.  There are no outstanding agreements (written or oral) pursuant to which the Contributor (or any predecessor to or representative of the Contributor) has agreed to contribute or has granted an option or right of first refusal to acquire the Property or any part thereof.

3.27         Securities Law Matters.

(a)           The Contributor and its Members are accredited investors as defined under the securities laws.  In acquiring the LP Units and engaging in this transaction, the Contributor and its Members are not relying upon any representations made to it by the OP or REIT, or any of the officers, employees, or agents of the OP or REIT not contained herein.  The Contributor and its Members are relying upon their own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor's advisors (including tax advisors), and not upon that of the OP or REIT or any of OP's or REIT's advisors or affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement. Each of the Contributor and its Members individually represent and warrant that they have reviewed and approved the form of the OP's Limited Partnership Agreement.

(b)           The Contributor and its Members acknowledge that the LP Units offered hereby are being offered without registration under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements under Regulation D under the Securities Act ("Regulation D").   The Contributor and its Members further acknowledge that, to satisfy the requirements of these exemptions, the OP must determine whether a prospective holder of LP Units meets the definition of accredited investor before selling securities to such prospective holder.

(i)
The LP Units will be acquired for investment for Contributor's or its Members' own accounts, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Contributor and its Members have no present intention of selling, granting any participation in, or otherwise distributing the LP Units.

(ii)
Contributor and its Members each understand that the acquisition of the LP Units involves substantial risk.  Contributor and its Members each individually has experience as an investor in partnerships similar to the OP and acknowledges that they are able to represent themselves, can bear the economic risk of the investment in the LP Units and has such knowledge and experience in financial or business matters that renders them capable of evaluating the merits and risks of the acquisition of the LP Units and protecting their interests in connection with this investment.

(iii)
Contributor and its Members are an accredited investor within the meaning of Regulation D promulgated under the Securities Act and has received copies of the OP's Partnership Agreement, the REIT's Declaration of Trust and Bylaws and the REIT SEC Documents and has read and understands the respective contents thereof.  Contributor and its Members have had the opportunity to ask questions of the REIT and have received answers to such questions.  Contributor and its Members have each carefully reviewed and evaluated the documents provided to them by the REIT and understand the risks and other considerations related to the investment.

(iv)
Contributor and its Members understand that the LP Units are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under the Securities Act and applicable rules and regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Contributor understands that no public market now exists for the Partnership Units and that it is uncertain whether such a public market will ever exist.

(v)
The Contributor and its Members were at no time presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising in connection with the acquisition of the LP Units contemplated hereby.

3.28         Patriot Act Representations.  The Contributor and, to the actual knowledge of the Contributor and any direct owner of the Contributor is (i) not included on any Government List (as defined below), (ii) not a person who has been determined by competent authority to be subject to the prohibitions contained in the Presidential Executive Order No. 13224 or any other similar prohibitions contained in the rules and regulations of the OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has not been indicted or convicted of any Patriot Act Offenses, or (iv) not currently under investigation by any governmental authority for alleged criminal activity.  For purposes of this Agreement, (i) "Government List" means (A) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (C) any similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America; (ii) "OFAC" means the Office of Foreign Asset Control, U.S. Department of the Treasury, (iii) "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws, and (iv) "Patriot Act Offense" means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act and also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, any of the foregoing.

Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the OP and the Property Partnership and may be waived in whole or in part, by the OP, but only by an instrument in writing signed by the OP.  Each of said representations, warranties and covenants shall survive the closing of the transaction contemplated hereby for twelve (12) months, and no investigation, audit, inspection, review or the like conducted by or on behalf of the OP shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the OP and Property Partnership each has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to execute this Agreement and to close the transaction contemplated hereby and to pay the Consideration to the Contributor.  The OP and Property Partnership each acknowledges and agrees that, except for the representations and warranties expressly set forth herein, the OP and Property Partnership are receiving the Property "AS-IS, WHERE-IS" with no representations or warranties by or from the Contributor, express or implied, or any nature whatsoever.

ARTICLE IV

OP'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Contributor to enter into this Agreement and to sell the Property, the OP hereby makes the following representations, warranties and covenants upon each of which the OP acknowledges and agrees that the Contributor is entitled to rely and have relied:

4.1           Organization and Power.

(a)           The OP is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered hereunder.

(b)           The Property Partnership is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all company powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered hereunder.  The Property Partnership is a directly and indirectly wholly-owned subsidiary of the OP.

(c)           The REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all company powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered hereunder.

4.2           Noncontravention.  The execution and delivery of this Agreement and the performance by the OP of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the OP's organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon the OP or result in the creation of any lien or other encumbrance on any asset of the OP.

4.3           Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting the OP in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the OP are a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the OP to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.4           The OP shall use any convention permitted by law and selected by the general partner of the OP to make the allocations contemplated in the OP Limited Partnership Agreement in respect of the issuance of the LP Units to be made pursuant to this Agreement, except that any income, gain, loss, deduction or credit arising from a sale, exchange or other disposition of property of the OP giving rise to capital gain, capital loss, section 1231 gain or section 1231 loss (as such terms are defined in Code Section 1231) shall be allocated to the holders of the LP Units in accordance with their interests on the date of the transaction giving rise to such gain or loss.

4.4           Bankruptcy.  No Act of Bankruptcy has occurred with respect to the OP.

4.5           No Brokers.  The OP has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

ARTICLE V

CONDITIONS AND ADDITIONAL COVENANTS

The OP's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Contributor with the following covenants:

5.1           Contributor's Deliveries.  The Contributor shall have delivered to the Escrow Agent or the OP, as the case may be, on or before the date of Closing, all of the documents and other information required of Contributor pursuant to Section 6.2.

5.2           Representations, Warranties and Covenants; Obligations of Contributor; Certificate.  All of the Contributor's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the financial condition of the Property  since the date hereof, the Contributor shall have performed all of its material covenants and other obligations under this Agreement and the Contributor shall have executed and delivered to the OP at Closing a certificate to the foregoing effect.

5.3           Title Insurance.  Good and indefeasible title to the fee interest in the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.2.

5.4           Condition of Improvements.  The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as it are as of the date hereof, reasonable wear and tear excepted.  Prior to Closing, the Contributor shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Contributor shall not have diminished the Inventory.  The Contributor shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the OP.

5.5           Utilities.  All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

5.6           Property.  From the date hereof to and including the Closing Date, Contributor shall not sell, assign, pledge, hypothecate or otherwise transfer the Property or interests in the Contributor, except as contemplated by this Agreement, nor shall the Contributor issue any securities, partnership or membership interests, as the case may be, to any person or to sell, pledge, transfer or otherwise dispose of the Property or any interest therein.

5.7           Environmental Audits.  The Contributor shall have delivered to the OP all updates to the environmental audit and reports, which updates shall not have disclosed any changes to the environmental condition of the Property since the date of the original environmental audit and reports.

5.8           Zoning.  Contributor has received no written notice from any Government Body to the effect that the Property is being used in violation of the zoning and subdivision laws or that there are outstanding notices of uncorrected violations of the zoning, housing, building, safety or fire ordinances.

5.9           Existing Mortgage.  The OP acknowledges that the Property and the Contributor are subject to a mortgage pursuant to the Existing Loan, a loan in the original principal amount of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000.00) from Manufacturers and Traders Trust Company, a New York banking corporation.  The OP will pay off or the Property Partnership will assume the Existing Loan in full at Closing, as a part of the total Consideration.  The Contributor shall bear all costs and expenses associated with the satisfaction and/or termination of the Existing Loan.  The OP shall bear all costs and expenses associated with an assumption of the Existing Loan.

5.10         Third Party Consents.  (a)  In the event of an assumption or modification of the Existing Mortgage as contemplated hereunder, then as a condition to Closing, the Contributor shall receive approval from Manufacturers and Traders Trust Company for (i) the loan assumption by the Property Partnership; (ii) to the contribution of the Property to the OP; and (iii) to the percentage lease structure whereby, on the Closing Date, the Property Partnership shall lease the Property to a REIT subsidiary ("Lessee") pursuant to a percentage lease, and Lessee shall ender into a new management agreement with Manager.

5.11         Management Agreement.  As a condition to Closing, the Contributor shall, as contemplated hereunder, to terminate any and all existing management agreement for the management and operation of the hotel.

5.12         Franchise License Contingency.  The current franchise licensor for the Hotel shall approve in writing the transfer of the franchise license or the granting of a new franchise license for the Hotel to the OP or its designated affiliate ("Franchise Approval").  The OP shall be responsible for obtaining and shall use diligent efforts to obtain Franchise Approval, provided that the Contributor shall use diligent efforts in assisting the OP in obtaining Franchise Approval, and shall fully cooperate with Purchaser's application and pursuit of the same with the franchise licensor.  In the event that the OP is unable to obtain Franchise Approval on or before the Closing Date, then either (i) the parties hereto shall agree to extend the Closing date for up to thirty (30) days in order to obtain Franchise Approval; or (ii) either the OP or the Contributor, at such party's sole option, may elect to terminate this Agreement.

5.13         As a condition to Closing, the Contributor shall, as contemplated hereunder, to terminate any existing leases with respect to the Property, other than those permitted pursuant to Exhibit C.

ARTICLE VI

CLOSING

6.1           Closing.  Closing shall be held at a location that is mutually acceptable to the parties.  The anticipated Closing Date is June ___, 2008, which date may be modified by the mutual consent of the parties.

6.2           Contributor' Deliveries.  At Closing, the Contributor shall deliver to OP all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Contributor and shall be dated as of the date of Closing:

(a)           A good and sufficient Deed conveying to the Property Partner fee simple interest in the Real Property with good and clear record and marketable title, free of all encumbrances and dated as of the Closing Date.

(b)          The Bill of Sale conveying to the OP, or its assignee, the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property free of all encumbrances.

(c)           The closing certificate required by Section 5.2.

(d)           The Assignment and Assumption.

(e)           Any and all service contracts, space leases, and agreements.

(f)            Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy with affirmative coverage over mechanics' and materialmen's liens.

(g)           The FIRPTA Certificate.

(h)           True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Contributor and relating to the Improvements and the Personal Property, or any part thereof.

(i)             Copies of the Articles of Organization and the Contributor Operating Agreement.

(j)            Appropriate consent of the Contributor, authorizing (A) the execution of any documents to be executed and delivered by the Contributor prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the Contributor of its obligations hereunder and under such documents.

(k)           Valid, final and unconditional certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body.

(l)            Such proof, reasonably acceptable to the OP, evidencing the payment by Contributor of all transfer taxes incurred in connection with the transactions contemplated by this Agreement.

(m)          A written instrument executed by the Contributor, conveying and transferring to the Property Partnership all of the Contributor's right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Contributor maintains a post office box, conveying to the Property Partnership all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

(n)          All current real estate and personal property tax bills in the Contributor's possession or under its control.

(o)          A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

(p)          An updated schedule of employees, showing salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

(q)          A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the OP to honor the Contributor's commitments in that regard.

(r)           A list of the Contributor's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Contributor.

(s)           Possession of the Property and all keys for the Property.

(t)           All books, records, operating reports, appraisal reports, files and other materials in the Contributor's possession or control which are necessary in the OP's discretion to maintain continuity of operation of the Property.

(u)          To the extent permitted under applicable law, documents of transfer necessary to transfer to the OP the Contributor's employment rating for workmens' compensation and state unemployment tax purposes.

(v)          As assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements.

(w)          Complete set of "as-built" drawings for the Improvements as available in Contributor's possession.

(x)           The Joinder.

(y)          The existing environmental reports for the Real Property.

(z)           The existing ALTA survey for the Real Property, which shall have certification that the Land is not in a flood hazard area

(aa)         The franchise license, commitment or transfer documents, as applicable.

(bb)        Any other document or instrument reasonably requested by the OP or required hereby.

6.3           OP's Deliveries.  At Closing, the OP shall pay or deliver to the Contributor the following:

(a)           The Consideration described in Section 2.3.

(b)           The Joinder.

(c)           Any other document or instrument reasonably requested by the Contributor or required hereby.

6.4           Closing Costs.    Each party shall pay its own legal fees and expenses.  All filing fees and all charges for title insurance premiums shall be paid by the OP.  Any other costs, expenses or taxes, including transfer taxes, shall shared equally by Contributor and the OP.

6.5           Income and Expense Allocations.  All income, except any Intangible Personal Property, and expenses with respect to the Property, determined in accordance with United States generally accepted accounting principles consistently applied, shall be allocated between the Contributor and the OP.  The Contributor shall be entitled to all income (including all cash box receipts and cash credits for unused expendables), and responsible for all expenses for the period of time up to but not including 12:01 a.m. on the Closing Date, and the OP shall be entitled to all income and responsible for all expenses for the period of time from, after and including 12:01 a.m. on the Closing Date.  Only adjustments for ground rent, if applicable, and real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the OP.  All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire directly between the parties.  Without limiting the generality of the foregoing, the following items of income and expense shall be allocated as of the Closing Date:

(a)           Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

(b)           Real estate and personal property taxes.

(c)           Amounts under the Operating Contracts.

(d)           Utility charges (including but not limited to charges for water, sewer and electricity).

(e)           Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the OP elects to employ.

(f)            Value of fuel stored on the Property at the price paid for such fuel by the Contributor, including any taxes.

(g)           All prepaid reservations and contracts for rooms confirmed by Contributor prior to the Closing Date for dates after the Closing Date, all of which OP shall honor.

The Tray Ledger shall be retained by the Contributor.  The Contributor shall be required to pay all sales taxes and similar impositions currently up to the Closing Date.

OP shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Contributor, but if OP collects same, such amounts will be promptly remitted to Contributor in the form received.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense.  Any income received or expense incurred by the Contributor or the OP with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.  The Contributor shall pay at Closing all special assessments and taxes applicable to the Property.

ARTICLE VII

CONDEMNATION; RISK OF LOSS

7.1           Condemnation.  In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Contributor shall give written notice thereof to the OP promptly after the Contributor learns or receives notice thereof.  If all or any part of the Real Property is, or is to be, so condemned or sold, the OP shall have the right to terminate this Agreement pursuant to Section 8.3.  If the OP elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the OP at Closing.

7.2           Risk of Loss.   The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon Contributor.  If any such loss or damage to more than Ten Percent (10%) of the value of the Improvements occurs prior to Closing or any such loss or damage is uninsured or underinsured, the OP shall have the right to terminate this Agreement pursuant to Section 8.3.  If the OP elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the OP at Closing.

ARTICLE VIII

LIABILITY OF OP; INDEMNIFICATION BY CONTRIBUTOR;
TERMINATION RIGHTS

8.1           Liability of OP.  Except for any obligation expressly assumed or agreed to be assumed by the OP hereunder and in the Assignment and Assumption, the OP does not assume any obligation of the Contributor or any liability for claims arising out of any occurrence prior to Closing.

8.2           Indemnification by Contributor.  The Contributor hereby indemnifies and holds each of the OP and Property Partnership harmless from and against any and all suits, actions, claims, costs, penalties, damages, losses, liabilities and expenses, subject to Section  9.11, that may at any time be incurred by the OP or Property Partnership, whether before or after Closing, (i) as a result of any breach by the Contributor of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Contributor pursuant hereto, (ii) relating to any suits, litigation or actions brought against Contributor prior to the Closing Date, (iii) in connection with any and all liabilities and obligations of the Contributor occurring, accruing or arising prior to the Closing Date, and/or (iv) as a result of or in connection with the use or operation of the Property prior to the Closing Date.

8.3           Termination by OP.  If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the OP to terminate this Agreement and its obligations hereunder, and the Contributor fails to cure any such matter within five (5) days after notice thereof from the OP, the OP, at its option and as its sole remedy, shall elect either (a) to terminate this Agreement, and all other rights and obligations of the Contributor and the OP hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing.

8.4           Termination by Contributor.  If, prior to Closing, the OP defaults in performing any of its obligations under this Agreement, and the OP fails to cure any such default within five (5) business days after notice thereof from the Contributor, then the Contributor's sole remedy for such default shall be to terminate this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1           Completeness; Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2           Assignments.  The OP may assign its rights hereunder to any affiliate of OP without the consent of the Contributor.  No such assignment shall relieve the OP of any of its obligations and liabilities hereunder.

9.3           Successors and Assigns.  The benefits and burdens of this Agreement shall inure to the benefit of and bind the OP, the Property Partnership and the Contributor and their respective successors and assigns.

9.4           Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

9.5           Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland.

9.6           Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.  All counterparts hereof shall collectively constitute a single agreement.

9.7           Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8           Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

9.9            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Contributor:	Attn: Himanshu Patel
Akshar Limited Liability Company
5001 Mercedes Boulevard
Camp Springs, Maryland 20746

With a copy to:	Mayur Patel, Esquire
44 Hersha Drive
Harrisburg, PA 17102
Phone:  (717) 236-4400
Fax:      (717) 774-7383

If to the OP:	Hersha Hospitality Limited Partnership
44 Hersha Drive
Harrisburg, PA 17102
Phone:  (717) 236-4400
Fax:      (717) 774-7383
Attn: Ashish R. Parikh

With a copy to:	Thea Parent, Esquire
Franklin Firm, LLP
Penn Mutual Towers
510 Walnut Street, 9th floor
Philadelphia, PA 19106
Phone:  (215) 238-1045
Fax:   (267) 238-1874

Or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

9.10         Incorporation by Reference.  All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11         Survival.  All of the representations, warranties, covenants and agreements of the Contributor and the OP made in, or pursuant to, this Agreement shall survive for a period of twelve (12) months following Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith, except for the representations and warranties set forth in Sections 3.4, 3.7, 3.8 and 3.9, which shall survive for periods coterminous with applicable statutes of limitations.

9.12         Further Assurances.  The Contributor and the OP each covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13         No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Contributor and OP specifically established hereby.

9.14         Time of Essence.  Time is of the essence with respect to every provision hereof.

9.15         Confidentiality.  Contributor and its representatives, including any professionals representing Contributor, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

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IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be executed in its names by their respective duly-authorized representatives.

CONTRIBUTOR:

AKSHAR LIMITED LIABILITY COMPANY, a Maryland limited liability company

By:
Name:	Himanshu Patel
Title:	Member

OP:

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:	Hersha Hospitality Trust, a Maryland real estate investment trust, its sole general partner

By:
		Name:	Ashish R. Parikh
		Title:	CFO

PROPERTY PARTNERSHIP:

HERSHA CAMP SPRINGS ASSOCIATES, LLC, a Maryland limited liability company

By:
Name:	Ashish R. Parikh
Title:	Manager

REIT:

HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust

By:
Name:	Ashish R. Parikh
Title:	CFO